Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Year-To-Date Company Update

Provides May Rent Collection Information, Recent Acquisition and Disposition Activities

& Former Art Van Flagship Update

Bloomfield Hills, MI, June 1, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced its progress on May rent collections, recent acquisition and disposition activities, an update on its former Art Van Flagship store, and a capital markets and balance sheet update.

May Rent Collections Update

As of May 29, 2020, the Company received May rent payments from 87% of its portfolio and entered into May deferral agreements with tenants representing approximately 4% of its portfolio. 100% of the Company’s investment grade tenants paid May rent.

Acquisition & Disposition Update

Total acquisition activity in the second quarter through May 29, 2020 amounted to $147.4 million with six Walmart stores acquired comprising approximately 39% of acquisition capital deployed. Walmart has accounted for approximately 37% of the Company’s year-to-date acquisition capital invested and remains the Company’s top tenant at approximately 7.5% of annualized base rent. Approximately 87.9% of annualized base rents acquired year-to-date are derived from investment grade retail tenants, increasing the Company’s exposure to investment grade retailers to 61.0% of annualized base rent as of May 29, 2020.

The Company sold seven properties quarter-to-date through May 29, 2020 for gross proceeds of approximately $16.6 million. Notable disposition activity included the sale of six franchise restaurants, further reducing the Company’s franchise restaurant exposure to 1.6% of annualized base rent as of May 29, 2020.

Former Art Van Flagship Update

The Company has executed a new twenty-year net lease for its former Art Van flagship location in Canton, Michigan with an anticipated recovery rate of 100% of the previous rent. Rent is expected to commence during the latter half of the third quarter of 2020. This was the only Art Van furniture location in the Company’s portfolio.

Capital Markets & Balance Sheet Update

On April 22, 2020, the Company closed an underwritten public offering of 6,166,666 shares of its common stock (the “April 2020 Forward Offering”) in connection with a forward sale agreement in which the shares were sold to Cohen & Steers Capital Management, Inc. at a price of $60.00 per share.

On April 22, 2020, the Company settled its previously outstanding forward equity offerings and received approximately $267 million of net proceeds upon delivering 3,976,695 shares of the Company’s common stock to effect settlement.

As of May 29, 2020, the Company had not received any proceeds from the sale of shares under the April 2020 Forward Offering and therefore has approximately $367 million in anticipated net proceeds available from the April 2020 Forward Offering, as well as approximately $148 million in unrestricted cash and full capacity on its undrawn $500 million unsecured revolving credit facility.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of March 31, 2020, the Company owned and operated a portfolio of 868 properties, located in 46 states and containing approximately 16.3 million square feet of gross leasable area. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Annualized Base Rent, or ABR, represents the annualized amount of contractual minimum rent required by tenant lease agreements as of May 29, 2020, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections, anticipated rent recovery and rent commencement, anticipated financing proceeds or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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